Exhibit 99.1

Brightstar Capital Partners Completes Acquisition of PlayAGS for Approximately $1.1 Billion Dollars

LAS VEGAS and NEW YORK (June 30, 2025)—Brightstar Capital Partners (“Brightstar”), a private equity firm focused on investing in business services, industrials, consumer, and government services and technology companies, today announced the closing of its acquisition of PlayAGS, Inc. (NYSE: AGS) (“AGS” or the “Company”), a global full-service gaming supplier of high-performing slot, table, and interactive products. The transaction was first announced on May 9, 2024.

The closing follows approval of the transaction by AGS stockholders and the receipt of all required regulatory approvals. Under the terms of the agreement, AGS stockholders will receive $12.50 per share in cash, valuing the transaction at approximately $1.1 billion. As a result, AGS is now a privately held company, and its common stock will be delisted from the New York Stock Exchange (NYSE).

The acquisition comes amid strong growth momentum for AGS. Over the past three years, the Company has more than doubled its global slot unit sales to over 6,100 units, grown online real-money gaming content revenue by over 150%, and increased Table Products revenue by more than 50%—collectively driving three consecutive years of record revenue performance. Powered by strategic investments in R&D and a deep and diverse suite of high-performing products, AGS has become a comprehensive solutions provider across multiple product categories and has a growing global presence both in land-based and online casinos.

“We’re excited to join forces with Brightstar, a partnership that marks both a pivotal moment and a transformative new chapter in AGS’ growth story,” said David Lopez, CEO & President of AGS. “With Brightstar as a strategic partner, we believe AGS is in an ideal position to accelerate growth and double-down on delivering focused, high-impact innovation across slots, table products, and online gaming. This partnership sharpens our ability to serve casino operators with differentiated content and solutions built to give them a winning edge.”

“We are thrilled to officially welcome David and the AGS team to Brightstar,” said Andrew Weinberg, Founder, CEO & Co-Chair of Brightstar. “We believe that AGS full-spectrum product offering and customer-centric culture set it apart in a growing industry. Our goal is to help the Company expand into new markets and continue to use technology to create exciting games and products.”

Macquarie Capital served as financial advisor and Cooley LLP served as legal counsel to AGS. Jefferies LLC served as lead financial advisor to Brightstar. Barclays and Citizens JMP Securities also served as financial advisors to Brightstar. Kirkland & Ellis LLP and Brownstein Hyatt Farber Schreck served as legal counsel to Brightstar.

About AGS

AGS is a global gaming company dedicated to delivering a diverse mix of entertaining gaming experiences for every kind of player. With a full-spectrum product portfolio spanning slot machines, table products, card shufflers, and online gaming, AGS has grown into one of the industry’s most comprehensive gaming suppliers. The Company’s customer-centric culture and “innovation with intent” philosophy fuel continuous development of high-performing products designed to drive customer success and player engagement. AGS’ omnichannel strategy – bridging the land-based casino and digital gaming worlds – positions the Company to serve the evolving needs of its casino operator partners around the world. Learn more at www.playags.com.

About Brightstar Capital Partners

Brightstar Capital Partners is a middle market private equity firm with $5bn AUM that is focused on investing in business services, industrials, consumer, and government services and technology companies, where Brightstar believes it can drive significant value with respect to the management, operations, and strategic direction of the business. Since its founding in 2015, Brightstar has accumulated extensive experience partnering with family, founder, or entrepreneur-led businesses. Brightstar employs an operationally intensive “Us & Us” approach that leverages its considerable hands-on operational expertise and deep relationship network to help companies reach their full potential. For more information, please visit www.brightstarcp.com.

AGS Contact

Julia Boguslawski, Chief Marketing Officer

PR@PlayAGS.com

Brightstar Contact

Prosek Partners

Pro-Brightstar@Prosek.com